For Further Information:                                        EXHIBIT 99.1

Big Dog Holdings, Inc.
121 Gray Avenue
Santa Barbara, California 93101
www.bigdogs.com
www.walkingcompany.com
CONTACT:
Laura Russell
Investor Information
(805) 963-8727, ext. 1360
laurar@bigdogs.com

For Immediate Release:
July 29, 2005

     Big Dog Holdings, Inc. Announces Second Quarter 2005 Financial Results

Santa Barbara, California - July 29, 2005...Big   Dog   Holdings, Inc.
(NASDAQ:BDOG; www.bigdogs.com; www.thewalkingcompany.com), a developer and retailer of branded, lifestyle consumer products, today reported the financial results for the second quarter ended June 30, 2005.

For the quarter ended June 30, 2005, consolidated net sales were $43,441,000 as compared with $41,044,000 in the second quarter 2004. Our consolidated retail sales increased 6%, primarily due to comparative store sales increase of 7%. Comparative store sales declined 2.5% for the Big Dogs chain and increased 18.3% for the TWC chain. Consolidated gross profit increased to $24,680,000 in the second quarter 2005 as compared with $23,031,000 in the second quarter 2004. The overall increase in consolidated gross profit is the result of increased sales as well as an increase in margin contribution from Big Dog and TWC. Big Dogs' margin contribution for the period increased to 61.7% as compared to last year's margin contribution of 60.5% and the gross margin for the TWC chain increased to 51.8% as compared to 50.5% for 2004.

Consolidated operating expenses in the second quarter 2005 were $21,613,000 or 49.8% of sales compared to $20,813,000 or 50.7% in the second quarter 2004. The decrease in such expenses as a percentage of sales is attributable to leveraging these expenses over a larger revenue base. The consolidated fully diluted net income per share for the second quarter 2005 increased to $.18 per share, as compared with a consolidated fully diluted net income per share of $.14 for the second quarter 2004.

Andrew Feshbach, Chief Executive Officer, stated, "We are very pleased with the results of our 2nd quarter and improvements over last year and continue to see this trend going into our 3rd quarter for both chains."

Other Business:

As previously announced, the Company signed a definitive agreement to purchase the assets of Footworks, a division of the privately held shoe retailer, Bianca of Nevada, Inc. for approximately $10 million. Footworks operates a chain of 8 retail stores selling comfort shoes and accessories. This transaction is working toward completion and is expected to close in August.

Big Dog Holdings, Inc. consists of Big Dogs and The Walking Company. Big Dogs develops, markets and retails a branded, lifestyle collection of unique, high-quality, popular-priced consumer products, including activewear, casual sportswear, accessories and gifts. The BIG DOGS(R) brand image is one of quality, value and fun. The BIG DOGS(R) brand is designed to appeal to people of all ages and demographics, particularly baby boomers and their kids, big and tall customers, and pet owners. In addition to its 181 retail stores, Big Dogs markets its products through its catalog, licensing and corporate sales accounts and Internet sales. The Walking Company is a leading independent specialty retailer of high-quality, technically designed comfort footwear and accessories that features premium brands such as ECCO, Mephisto, Dansko, Birkenstock and Merrell among many others. These products have particular appeal to one of the largest and most rapidly growing demographics in the nation. The Walking Company operates 77 stores in premium malls across the nation.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995- With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future sales and other results of the Company could differ significantly from those statements. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.

                                  BIG DOG HOLDINGS, INC. AND SUBSIDIARIES
                                        CONSOLIDATED BALANCE SHEETS
                                                (Unaudited)

                                                                                 June 30,
                                                                --------------------------------------------
                                                                       2005                    2004
                                                                --------------------    --------------------
                                                  ASSETS
CURRENT ASSETS:
       Cash and cash equivalents                                 $       594,000         $    1,525,000
       Receivables, net                                                  767,000                229,000
       Inventories                                                    44,407,000             41,653,000
       Prepaid expenses and other current assets                       1,965,000              1,111,000
       Deferred income taxes                                           1,855,000              1,559,000
                                                                --------------------    --------------------
           Total current assets                                       49,588,000             46,077,000
PROPERTY AND EQUIPMENT, Net                                            9,988,000             10,673,000
INTANGIBLE ASSETS, Net                                                   172,000                217,000
DEFERRED INCOME TAXES                                                  1,690,000              1,394,000
OTHER ASSETS                                                             309,000                448,000
                                                                --------------------    --------------------
       TOTAL                                                     $    61,747,000           $ 58,809,000
                                                                ====================    ====================

                                   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
      Short-term borrowings                                      $     7,384,000          $   8,496,000
      Current portion of long-term debt                                  246,000                261,000
      Accounts payable                                                 5,006,000              5,055,000
      Income taxes payable                                                72,000                 83,000
      Accrued expenses and other current liabilities                   5,376,000              5,696,000
                                                                --------------------    --------------------
           Total current liabilities                                  18,084,000             19,591,000
NOTE PAYABLE                                                             109,000                487,000
CAPITAL LEASE OBLIGATIONS                                                152,000                351,000
DEFERRED RENT AND LEASE INCENTIVES                                     1,333,000                690,000
DEFERRED GAIN ON SALE-LEASEBACK                                          222,000                274,000
                                                                --------------------    --------------------
       Total liabilities                                              19,900,000             21,393,000
STOCKHOLDERS' EQUITY                                                  41,847,000             37,416,000
                                                                --------------------    --------------------
       TOTAL                                                     $    61,747,000           $ 58,809,000
                                                                ====================    ====================

                                        BIG DOG HOLDINGS, INC. AND SUBSIDIARIES
                                          CONSOLIDATED STATEMENTS OF OPERATIONS
                                                          (Unaudited)

                                                          Three Months Ended                            Six Months Ended
                                                               June 30,                                     June 30,
                                               -----------------------------------------    ---------------------------------------
                                                      2005                   2004                 2005                   2004
                                               -------------------     -----------------    ------------------    -----------------

NET SALES                                       $   43,441,000           $  41,043,000        $  74,786,000         $  62,924,000
COST OF GOODS SOLD                                  18,761,000              18,013,000           33,879,000            28,672,000
                                               -------------------     -----------------    ------------------    -----------------
GROSS PROFIT                                        24,680,000              23,030,000           40,907,000            34,252,000
                                               -------------------     -----------------    ------------------    -----------------
OPERATING EXPENSES:
      Selling, marketing and distribution           19,327,000              18,875,000           37,594,000            33,008,000
      General and administrative                     2,286,000               1,936,000            4,029,000             3,733,000
                                               -------------------     -----------------    ------------------    -----------------
          Total operating expenses                  21,613,000              20,811,000           41,623,000            36,741,000
                                               -------------------     -----------------    ------------------    -----------------
INCOME(LOSS) FROM OPERATIONS                         3,067,000               2,219,000             (716,000)           (2,489,000)
OTHER INCOME                                              -                     82,000               -                     82,000
INTEREST INCOME                                          1,000                  64,000               41,000                70,000
INTEREST EXPENSE                                      (297,000)               (347,000)            (448,000)             (477,000)
                                               -------------------     -----------------    ------------------    -----------------
INCOME(LOSS) BEFORE PROVIS
       (BENEFIT) FOR INCOME TAXES                    2,771,000               2,018,000           (1,123,000)           (2,814,000)
PROVISION(BENEFIT) FOR INCOME
       TAXES                                         1,053,000                 767,000             (427,000)           (1,069,000)
                                               -------------------     -----------------    ------------------    -----------------
NET INCOME (LOSS)                               $    1,718,000          $    1,251,000       $     (696,000)       $   (1,745,000)
                                               ===================     =================    ==================    =================
NET INCOME (LOSS) PER SHARE

       BASIC                                    $         0.19          $         0.15       $        (0.08)       $        (0.21)
                                                ===================     =================    ==================    ================
       DILUTED                                  $         0.18          $         0.14       $        (0.08)       $        (0.21)
                                               ===================     =================    ==================    =================

WEIGHTED AVERAGE SHARES OUTSTANDING:

       BASIC                                         9,182,000               8,261,000            9,181,000             8,252,000
                                               ===================     =================    ==================    =================
       DILUTED                                       9,756,000               8,907,000            9,181,000             8,252,000
                                               ===================     =================    ==================    =================